UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2010

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices, including zip code)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.07  Submission of Matters to a Vote of Security Holders.

On June 23, 2010, Epiq Systems, Inc. (“Epiq”) held its Annual Meeting of Shareholders at which its shareholders elected the directors named below and ratified the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2010.  There were 36,625,339 shares of common stock entitled to vote at the meeting, and a total of 35,508,325 shares, or 97.0%, were represented at the meeting. The results of the voting at the annual meeting were as follows:

Proposal 1. Election of Directors

	For	Withheld	Broker Non-Votes

Tom W. Olofson	30,639,860	876,546	3,991,919
Christopher E. Olofson	30,867,815	648,591	3,991,919
W. Bryan Satterlee	30,822,172	694,234	3,991,919
Edward M. Connolly, Jr.	30,168,214	1,348,192	3,991,919
James A. Byrnes	30,955,009	561,397	3,991,919
Joel Pelofsky	30,949,084	567,322	3,991,919

Proposal 2.  Ratification of Independent Registered Public Accounting Firm

For	Against	Abstain

35,164,311	338,692	5,322

Item 8.01  Other Events.

On June 23, 2010 Epiq’s board of directors (the “Board”) authorized the repurchase of up to $35 million of the company’s outstanding shares of common stock (the “Share Repurchase Program”).  Repurchases may be made pursuant to the Share Repurchase Program from time to time at prevailing market prices in the open market or in privately negotiated purchases, or both.  The company may utilize one or more plans with its brokers or banks for pre-authorized purchases within defined limits pursuant to SEC Rule 10b5-1 to effect all or a portion of the repurchases.

Also on June 23, 2010 the Board declared a cash dividend of $0.035 per share payable on August 12, 2010 to shareholders of record at the close of business on July 15, 2010.

The press release announcing the Board’s declaration of a cash dividend and the approval of the Share Repurchase Program is furnished as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press release, dated June 23, 2010, announcing the declaration of a cash dividend and the approval of the Share Repurchase Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: June 23, 2010

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated June 23, 2010, announcing the declaration of a cash dividend and the approval of the Share Repurchase Program.